Exhibit 4.1

POLYPORE INTERNATIONAL, INC.

DEFERRED SAVINGS PLAN

TABLE OF CONTENTS

INTRODUCTION		1
1.01	Establishment and Name of Plan	1
1.02	Intent and Status of Plan	1
1.03	Purpose	1

DEFINITIONS		2

ELIGIBILITY AND PARTICIPATION		9
3.01	Participation	9
3.02	Termination of Participation	9

DEFERRED COMPENSATION ACCOUNTS		10
4.01	Deferred Compensation Account	10
4.02	Elective Deferral Amounts	10
4.03	Excess Matching Contribution Amount	12
4.04	Excess Safe Harbor Nonelective Contribution Amount	13
4.05	Excess Discretionary Nonelective Contribution Amount	13
4.06	Investment Credits	14
4.07	Status of Invested Accounts	15
4.08	Vesting of Accounts	15

DISTRIBUTION OF DEFERRED COMPENSATION BENEFITS		16
5.01	Distribution Commencement and Form	16
5.02	Change in Time and Form of Distribution	19
5.03	Designation of Beneficiaries	19
5.04	Required Delay in Payment to Key Employees	20
5.05	Acceleration/Delay of Payments	20

FINANCING AND UNFUNDED STATUS		21
6.01	Costs Borne by the Participating Companies	21
6.02	Source of Benefit Payments and Medium of Financing the Plan	21
6.03	Unfunded Status	21

ADMINISTRATION		22
7.01	General Administration	22
7.02	Plan Committee Procedures	22
7.03	Facility of Payment	22
7.04	Indemnification of Plan Committee Members	23
7.05	Claims Procedure	23

PARTICIPATING COMPANY PARTICIPATION		26
8.01	Adoption of Plan	26
8.02	Participating Company Accounting	26
8.03	Withdrawal from the Plan by Participating Company	26

AMENDMENT AND TERMINATION OF PLAN		28
9.01	Power to Amend	28
9.02	Power to Terminate	28
9.03	No Liability for Plan Amendment or Termination	29

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GENERAL PROVISIONS		30
10.01	Limitation of Rights	30
10.02	No Assignment or Alienation of Benefits	30
10.03	Successors	30
10.04	Governing Law	30
10.05	Headings	31
10.06	Gender and Number	31
10.07	Severability of Provisions	31
10.08	Code Section 409A	31

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ARTICLE 1

INTRODUCTION

1.01                        Establishment and Name of Plan.

Polypore International, Inc. (the “Company”) hereby establishes, as of the Effective Date, an unfunded, deferred compensation plan for a select group of management or highly compensated employees of the Participating Companies and non-employee directors of the Company, entitled the “Polypore International, Inc. Deferred Savings Plan.”

1.02                        Intent and Status of Plan.

The Plan is intended to be an unfunded plan maintained by the Participating Companies primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Participating Companies (and therefore intended to be within the exemptions in, without limitation, Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and Section 2520.104-23 of the U.S. Department of Labor Regulations) and for non-employee directors of the Company.  The Plan is intended to be “unfunded” for purposes of both ERISA and the Code.  The Plan is not intended to be a qualified plan under Code Section 401(a); rather, the Plan is intended to be a “nonqualified” plan and is intended to meet the requirements of Code Section 409A.  The Plan constitutes an unsecured promise by a Participating Company to pay benefits in the future.

1.03                        Purpose.

The purpose of the Plan is to provide a select group of management or highly compensated employees of the Participating Companies and non-employee directors of the Company with (a) an opportunity to defer all or part of the Compensation payable to such employees, and (b) supplemental benefits equal to the amount that cannot be paid to such employees from the Savings Plan on account of certain Code limitations.

ARTICLE 2

DEFINITIONS

Each following word, term and phrase shall have the following respective meanings whenever such word, term or phrase is capitalized and used in any Article of this Plan unless the context clearly indicates otherwise:

2.01                        “Basic Compensation” means the portion of the Participant’s Compensation that is the Participant’s base salary from the Participating Company which, for the avoidance of doubt, is determined without reduction for pre-tax contributions by the Participant under any qualified cash or deferred arrangement described in Code Section 401(k), pre-tax contributions to any cafeteria plan described in Code Section 125, or elective deferrals under this Plan or any other nonqualified deferred compensation plan of a Participating Company.

2.02                        “Board” means the Board of Directors of the Company.

2.03                        “Bonus Compensation” means the portion of a Participant’s Compensation that is paid in the form of a bonus, including Performance-Based Compensation, which, for the avoidance of doubt, is determined without reduction for pre-tax contributions by the Participant under any qualified cash or deferred arrangement described in Code Section 401(k), pre-tax contributions to any cafeteria plan described in Code Section 125, or elective deferrals under this Plan or any other nonqualified deferred compensation plan of a Participating Company.

2.04                        “Change in Control” means with respect to a Participant, a “change in ownership,” a “change in effective control,” or a “change in the ownership of substantial assets” of the Company as described in Treas. Reg. Section 1.409A-3(i)(5) (which events are collectively referred to herein as “Change in Control events”).  Notwithstanding any provision herein to the contrary, to qualify as a Change in Control, the occurrence of the Change in Control event must be objectively determinable and any requirement that any person, such as the Plan administrator, certify the occurrence of a Change in Control event must be strictly ministerial and not involve any discretionary authority.  To constitute a Change in Control with respect to a Participant, (a) the Company must be the corporation for which the Participant is performing service at the time of the Change in Control; (b) the Company must be liable for the payment of the deferred compensation; or (c) the Company must be a majority shareholder of either (i) the corporation for which the Participant is performing service at the time of the Change in Control,(ii) the corporation which is liable for the payment of the deferred compensation, or (iii) any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in subsection (i) or (ii) above.

(A)       A “change in ownership” of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the

Company.  However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in ownership of the Company (or to cause a change in the effective control of the Company (within the meaning of subsection (B) below)).

(B)       Notwithstanding that the Company has not undergone a change in ownership under subsection (A) above, a “change in effective control” of the Company occurs on the date that either:

(i)             Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; or

(ii)          A majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election.

(C)       A “change in the ownership of substantial assets” of the Company occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding anything to the contrary herein, with respect to an entity that is a partnership, Change in Control means only a change in the ownership of the partnership or a change in the ownership of a substantial portion of the assets of the partnership, and the provisions set forth above respecting such changes relative to a corporation shall be applied by analogy.

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

2.05                        “Change in Control Benefit” means a benefit payable upon a Change in Control in accordance with Section 5.01.

2.06                        “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.07                        “Company” means Polypore International, Inc., a Delaware corporation, and any business organization or company into which Polypore International, Inc. may be merged or consolidated or by which it may be succeeded.

2.08                        “Compensation” means the cash compensation that is earned and otherwise payable with respect to a given Compensation Deferral Period to an Employee Participant, which includes Basic Compensation, Bonus Compensation, and Performance-Based Compensation.  Compensation also means the Director Fees payable with respect to a given Compensation Deferral Period to a Non-Employee Director.

2.09                        “Compensation Deferral Agreement” means the written agreement to defer Compensation contemplated by Article 4 hereof executed by the Participant.

2.10                        “Compensation Deferral Date” means the first day of the Compensation Deferral Period.

2.11                        “Compensation Deferral Period” means the twelve (12) consecutive month period beginning on each January 1 and ending on each following December 31 thereafter; provided, that the Compensation Deferral Period with respect to “fiscal year compensation” under Section 4.02(iv) shall mean the Company’s fiscal year.

2.12                        “Death Benefit” means the benefit payable under the Plan to a Participant’s beneficiary(ies) upon the Participant’s death as provided in Section 5.01 of the Plan.

2.13                        “Deferred Compensation Account” means the separate book reserve account established by the Participating Company pursuant to Article 4 of this Plan for each Participant to which shall be credited (added) the Participant’s share of any Elective Deferral Amounts, Excess Contribution Amounts, Excess Matching Contribution Amounts, Excess Safe Harbor Nonelective Contribution Amounts, and Excess Discretionary Nonelective Contribution Amounts; and from which any distributions, and any forfeitures shall be subtracted; and which shall be adjusted for the hypothetical earnings thereon or losses attributable thereto as described in Section 4.06 hereof.  All amounts (including investments, any assets represented thereby and hypothetical earnings) which are credited to such Deferred Compensation Account are credited solely for computation purposes and are at all times assets of the Participating Company and subject to the claims of the Participating Company’s general creditors.  There may be a Deferred Compensation Account to record the total obligation to a Participant and component Deferred Compensation Accounts to reflect amounts payable at different times and in different forms. A Participant’s Deferred Compensation Account shall be utilized solely as a device for the determination and measurement of the amounts (subject to vesting provisions in this Plan) to be paid as deferred compensation benefits to the Participant or his beneficiary pursuant to the Plan.  Any Employee or Participant or beneficiary shall not have at any time any interest in or to such Deferred Compensation Account or in any investment or asset thereof.  A Participant’s Deferred Compensation Account shall not constitute or be treated as a trust or trust fund of any kind.

2.14                        “Director Fees” means annual cash retainer and cash meeting fees payable to a Non-Employee Director for service on the Board and committees of the Board, but excludes payments or reimbursements related to expenses.

2.15                        “Disability” or “Disabled” means “Disability” as described in Code Section 409A and the regulations thereunder.  A Participant shall be considered Disabled if the Participant:

(a)         is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;

(b)         is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of a Participating Company; or

(c)          is determined to be totally disabled by the Social Security Administration.

Whether or not a Participant has a Disability shall be determined solely and exclusively by the Plan Committee.

2.16                        “Effective Date” means January 1, 2013, or for fiscal year compensation, December 30, 2012.

2.17                        “Elective Deferral Amounts” or “Elective Deferrals” means amounts deferred by a Participant pursuant to Section 4.02.

2.18                        “Employee” means a person, other than an independent contractor, who is receiving remuneration from a Participating Company for services rendered to, or labor performed for, the Participating Company (or who would be receiving such remuneration except for an authorized leave of absence).

2.19                        “Entry Date” means the Effective Date of the Plan, the first day of the month coincident with or following the date an Employee or Non-Employee Director is first eligible to participate in the Plan, and January 1 of each subsequent year.

2.20                        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.21                        “Excess Contribution Amount” or “Excess Contributions” means the Participant’s Elective Deferrals that are contributed to this Plan as a result of contribution elections that would have been made by the Participant into the Savings Plan, except that those contributions exceeded limitations established by either the compensation limit of Code Section 401(a)(17) or the dollar deferral limitation of Code Section 402(g). For the avoidance of doubt, Bonus Compensation attributable to services performed in 2012 but paid during the 2013 Plan Year shall not be considered for this purpose.

2.22                        “Excess Discretionary Nonelective Contribution Amount” or “Excess Discretionary Nonelective Contributions” means an amount equal to the amount of discretionary nonelective contributions that would have been made on a Participant’s behalf under the Savings Plan had the limitations imposed by Code Section 401(a)(17) and/or Code Section 402(g) not applied to the Participant (and with such amount to be determined without any reduction in compensation, as that term is defined in the Savings Plan but disregarding the limitation imposed under Code Section 401(a)(17), for any Elective Deferrals made by the Participant under this Plan).

2.23                        “Excess Matching Contribution Amount” or “Excess Matching Contributions” means the amounts determined under Section 4.03(c) of the Plan, including an amount equal to the amount of matching contributions that would have been made on a Participant’s behalf under the Savings Plan on any Excess Contribution Amounts which the Participant has elected to defer under this Plan had such Excess Contribution Amounts actually been contributed to the Savings Plan and had the limitations imposed by Code Section 401(a)(17) and/or Code Section 402(g) not applied to the Participant (and with such amount to be determined without any reduction in compensation, as that term is defined in the Savings Plan but disregarding the limitation imposed under Code Section 401(a)(17), for any Elective Deferrals made by the Participant under this Plan).

2.24                        “Excess Safe Harbor Nonelective Contribution Amount” or “Excess Safe Harbor Nonelective Contributions” means an amount equal to the amount of safe harbor nonelective contributions that would have been made on a Participant’s behalf under the Savings Plan had the limitations imposed by Code Section 401(a)(17) and/or Code Section 402(g) not applied to the Participant (and with such amount to be determined without any reduction in compensation, as that term is defined in the Savings Plan but disregarding the limitation imposed under Code Section 401(a)(17), for any Elective Deferrals made by the Participant under this Plan).

2.25                        “Identification Date” means for any Plan Year, the last day of the preceding Plan Year.

2.26                        “Identification Period” means the one (1) year period beginning on the January 1st following the most recent Identification Date and ending on the next following Identification Date.  For the avoidance of doubt, the first day of the Identification Period is the “specified employee effective date” for purposes of Treas. Reg. Section 1.409A-1(i)(4).

2.27                        “Key Employee” means, as of any Identification Date, any Employee or former Employee (including a deceased former Employee) who, at any time during the Identification Period: (i) has annual Compensation exceeding $130,000 (as adjusted under Code Section 416(i)(1)(A)) and is an officer of a Participating Company; (ii) is a more than five (5%) percent owner of a Participating Company; or (iii) is a more than one (1%) percent owner of a Participating Company and has annual Compensation exceeding $150,000.  A Key Employee shall be determined in accordance with Treas. Reg. Section 1.409A-1(i).

2.28                        “Non-Employee Director” shall mean each member of the Board who is not an Employee.

2.29                        “Participant” means an eligible Employee or a Non-Employee Director participating in the Plan pursuant to the provisions of Article 3 hereof.

2.30                        “Participating Company” means the Company and any subsidiary or affiliate of the Company that is treated as a single employer with the Company under Code Section

414(b) or (c) that participates in the Plan with the Company’s consent as described in Section 8.01.

2.31                        “Performance-Based Compensation” means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months.  Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established.  The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance.

2.32                        “Plan” means this Polypore International, Inc. Deferred Savings Plan as established and set forth herein (together with any and all supplements hereto), and as amended from time to time.

2.33                        “Plan Committee” means the Committee appointed by the Compensation Committee of the Board to administer the Plan pursuant to Article 7 hereof.  If no such Plan Committee has been appointed, then the term Plan Committee shall mean the Compensation Committee of the Board.

2.34                        “Plan Year” means the period beginning on the Effective Date and ending on December 31, 2013 (the initial Plan Year), and the twelve (12) consecutive month period being on each January 1 and ending on each following December 31 thereafter (the calendar year).

2.35                        “Savings Plan” means the Polypore, Inc. Retirement Savings Plan as presently in effect and as may be amended from time to time.

2.36                        “Separation from Service” means, as applicable, (i) an Employee’s termination of employment with all Participating Companies or (ii) a Non-Employee Director’s ceasing to be a member of the Board and the expiration of all contracts with a Participating Company under which services are performed, provided the contractual relationship has in good faith been completely terminated.

A Separation from Service does not occur if the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six (6) months or such longer period during which the Participant’s right to reemployment is provided by statute or contract.  If the period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided either by statute or contract, a Separation from Service will be deemed to have occurred on the first day following the six (6) month period.

Whether a Separation from Service has occurred is based on whether the facts and circumstances indicate that the Participating Companies and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an Employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Participating Companies if the Participant has been providing services to the Participating Companies for less than thirty-six (36) months).

If a Participant provides services both as an Employee and as a member of the Board, the services provided as a director are not taken into account in determining whether the Participant has incurred a Separation from Service as an Employee for purposes of this Plan, unless this Plan is aggregated with any plan in which the Employee participates as a director.  In addition, if a Participant provides services both as an Employee and a member of the Board, the services provided as an Employee are not taken into account in determining whether the Participant has a Separation from Service as a director for purposes of the Plan, unless the Plan is aggregated with any plan in which the director participates as an Employee.

All determinations of whether a Separation from Service has occurred will be made in a manner consistent with Code Section 409A and the regulations promulgated thereunder.

2.37                        “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s beneficiary, the Participant’s spouse, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home not otherwise covered by insurance); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The purchase of a home and the payment of college tuition are not generally Unforeseeable Emergencies.

2.38                        “Valuation Date” means each business day, or such other dates as the Plan Committee, in its discretion, may designate.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.01                        Participation.

The individuals eligible to participate in the Plan shall be:  (i) those Employees who are designated as Participants by the Compensation Committee or the Plan Committee (or the authorized delegate thereof) and (ii) Non-Employee Directors.

Each such eligible Employee and Non-Employee Director shall become a Participant in the Plan as of the Entry Date coincident with or immediately following the satisfaction of these requirements for participation in the Plan.

3.02                        Termination of Participation.

A Participant shall be eligible to defer Compensation and, if an Employee Participant, eligible to receive allocations of Participating Company contributions, subject to the terms of the Plan, for as long as such Participant remains an eligible Employee or a Non-Employee Director.  A Participant who is no longer an eligible Employee or a Non-Employee Director but has not incurred a Separation from Service may not defer Compensation under the Plan beyond the Plan Year in which he or she became ineligible but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Deferred Compensation Account.  An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

ARTICLE 4

DEFERRED COMPENSATION ACCOUNTS

4.01                        Deferred Compensation Account.

The Participating Companies shall establish and maintain for each Participant or former Participant (to the extent applicable) under the Plan a book reserve account for each Compensation Deferral Period (the Deferred Compensation Account as defined in Article 2 hereof) for the purpose of determining deferred compensation payable to the Participant.  Such Deferred Compensation Account shall be governed by the provisions of this Article 4.

4.02                        Elective Deferral Amounts.

Elective Deferrals of Compensation by Participants under the Plan are governed by the provisions of this Section.

(a)              Compensation Elective Deferrals.  The following provisions apply to Elective Deferrals of Compensation by Participants under the Plan:

(i)                            Compensation Deferral Elections by Participants — General.  With respect to a Compensation Deferral Period, a Participant may make an election prior to the Compensation Deferral Date on which such Compensation Deferral Period begins to defer a specified percentage of the Compensation which would otherwise be payable by the Participating Company to the Participant for services performed during the Compensation Deferral Period beginning on such Compensation Deferral Date.  Any such election shall be made on a Compensation Deferral Agreement which is duly executed by the Participant and which is delivered by such Participant to the Plan Committee (or its authorized delegate) before such Compensation Deferral Date and may not be revoked, changed or modified later than such date as the Plan Committee (or its authorized delegate) shall designate which date shall be no later than December 31 of the year prior to the Compensation Deferral Period in which the Compensation to be deferred is earned (except as described below in this Section 4.02).  An eligible Employee Participant shall make separate deferral elections with respect to the Basic Compensation and the Bonus Compensation earned by the Participant and otherwise payable by the Participating Company for services performed during the Compensation Deferral Period.

(ii)                         Compensation Deferral Elections by Certain New Participants.  In the case of an Employee or Non-Employee Director who first becomes eligible to participate in the Plan during a Compensation Deferral Period, such an Employee or Non-Employee Director may make an election no later than thirty (30) days following the date such Employee or Non-Employee Director first becomes eligible to participate in the Plan to defer a specified percentage of the Basic Compensation and a separate specified percentage of the Bonus Compensation, or a specified percentage of Director Fees, as applicable, which would otherwise be earned by such Employee or Non-Employee Director and be payable by the Participating Company for services performed after the later of (A) the date the Employee or Non-Employee Director first becomes eligible to participate in the Plan or (B) the date such Compensation Deferral Agreement is received by the Plan Committee (or its authorized delegate) and during the remainder of the Compensation Deferral Period.  Any such election shall be made on a Compensation Deferral Agreement which is duly executed by the Employee and which is delivered by such Employee or Non-Employee Director to the Plan Committee (or its authorized delegate) no later than thirty (30) days following the date the Employee or Non-Employee Director first becomes eligible to participate in the Plan, and may not be revoked, changed or modified after such time (except as described below in Section 4.02(a)(viii)).  If such Employee or Non-Employee Director does not make any such election and remains eligible for the Plan, such Employee or Non-Employee Director may make an election under Section 4.02(a) with respect to the next Compensation Deferral Period (or later Compensation Deferral Periods) pursuant to the applicable provisions.

(iii)                        Performance-Based Compensation.  Notwithstanding the foregoing, if allowed by the Plan Committee, Participants may file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date that is six (6) months before the end of the performance period, provided that:

(a)               the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and

(b)               the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election.  Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void.

(iv)                        Fiscal Year Compensation.  Notwithstanding the foregoing, an election to defer Compensation relating to a period of service coextensive with one or more consecutive fiscal years of a Participating Company that differs from the Plan Year, of which no amount is paid or payable during such fiscal year or years, must be made by filing the election prior to the first day of the first fiscal year in which such Compensation is earned, unless such Compensation qualifies as Performance-Based Compensation as described in subsection (iii)

above.  An election to defer such fiscal year Compensation becomes irrevocable on the latest date for filing such election.

(v)                       Limitations on Percentage Amounts.  A Participant may elect to defer up to 100 percent (100%) of the Participant’s Compensation otherwise payable to him less required payroll taxes and other payroll deductions.  A Participant also may elect not to defer any such Compensation to the Plan.

(vi)                        Excess Contribution Amounts.  In addition to any deferral election under subsection (v), a Participant may also elect to defer Excess Contribution Amounts for the Plan Year.

(vii)                          Annual Participant Elections.  Subject to Section 4.10, if a Participant fails to timely make an election to defer a portion of his Compensation as provided for above, then the Participant will not receive any contribution allocation relative to this Section 4.02 for the applicable Compensation Deferral Period.

(viii)                       Cancellation of Elective Deferrals.  The Plan Committee may cancel a Participant’s Elective Deferrals: (A) for the balance of the Plan Year or other Compensation Deferral Period (if applicable) in which an Unforeseeable Emergency occurs; (B) if the Participant receives a hardship distribution under the Savings Plan, through the end of the Plan Year in which the six (6) month anniversary of the hardship distribution falls; and (C) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six (6) months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this Section 4.02(a)(viii)).

(b)             Withholding and Crediting of Elective Deferral Amounts.  The Participating Company shall withhold the specified percentage amounts deferred by the Participant hereunder from the Compensation which is otherwise payable to the Participant and amounts equal to such withheld amounts shall be credited to the Participant’s Deferred Compensation Account.

4.03        Excess Matching Contribution Amount.

An Employee Participant’s Excess Matching Contribution Amount for any pay period commencing on or after the Effective Date shall be equal to ((a) minus (b)) plus (c) where:

(a)              is the amount that would have been credited to the Participant’s employer matching contribution account under the Savings Plan for such pay period (exclusive of earnings) if the limitations imposed under Code Sections 401(a)(17) or 402(g) did not apply to the Participant (such amount to be determined without any reduction in compensation, as that term is defined in the Savings Plan but disregarding the limitation imposed under Code Section 401(a)(17), for any Elective Deferrals made by the Participant under this Plan);

(b)              is the actual amount credited to the Participant’s employer matching contribution account under the Savings Plan for such pay period (exclusive of earnings); and

(c)               is the difference, if any, of the amount that would have been credited to the Participant’s employer matching contribution account under the Savings Plan by taking into account all deferrals to the Savings Plan and compensation, as that term is defined in the Savings Plan, for the Plan Year (exclusive of earnings), less the sum of the actual amounts credited per pay period to the Participant’s employer matching contribution account under the Savings Plan for the Plan Year (exclusive of earnings).

4.04        Excess Safe Harbor Nonelective Contribution Amount.

An Employee Participant’s Excess Safe Harbor Nonelective Contribution Amount for any Plan Year commencing on or after the Effective Date shall be equal to (a) minus (b), where:

(a)              is the amount that would have been credited to the Participant’s safe harbor nonelective contribution account under the Savings Plan for such Plan Year (exclusive of earnings) if the limitations imposed under Code Sections 401(a)(17) or 402(g) did not apply to the Participant (such amount to be determined without any reduction in compensation, as that term is defined in the Savings Plan but disregarding the limitation imposed under Code Section 401(a)(17), for any Elective Deferrals made by the Participant under this Plan); and

(b)              is the actual amount credited to the Participant’s safe harbor nonelective contribution account under the Savings Plan for such Plan Year (exclusive of earnings).

4.05        Excess Discretionary Nonelective Contribution Amount.

An Employee Participant’s Excess Discretionary Nonelective Contribution Amount for any Plan Year commencing on or after the Effective Date shall be equal to (a) minus (b), where:

(a)              is the amount that would have been credited to the Participant’s discretionary nonelective contribution account under the Savings Plan for such Plan Year (exclusive of earnings) if the limitations imposed under Code Sections 401(a)(17) or 402(g) did not apply to the Participant (such amount to be determined without any reduction in compensation, as that term is defined in the Savings Plan but disregarding the limitation imposed under Code Section 401(a)(17), for any Elective Deferrals made by the Participant under this Plan); and

(b)              is the actual amount credited to the Participant’s discretionary nonelective contribution account under the Savings Plan for such Plan Year (exclusive of earnings).

4.06                        Investment Credits.

(a)              At the time of a Participant’s initial deferral election or, in the case of a Participant not eligible to make deferral elections, at the time the Participant first becomes a Participant, the Participant shall specify in such form as may be prescribed by the Plan Committee the investment funds in which the Participant’s Deferred Compensation Account balances shall be deemed to be invested for purposes of adjusting such Deferred Compensation Account balances to reflect income, gains, losses and expenses in accordance with subsection 4.06(b).

(b)              As of each Valuation Date, each Participant’s Deferred Compensation Account will be credited with deemed income and gains and charged with deemed losses, expenses and distributions equal to the amount by which the Deferred Compensation Account would have been credited or charged since the prior Valuation Date (in the manner described below) had the Deferred Compensation Account been invested in the investment funds (as defined below) selected by the Participant in accordance with the Participant’s investment election.  The adjustments made as of each Valuation Date to the Participant’s Deferred Compensation Account shall be made in any equitable, uniform and nondiscriminatory manner as the Plan Committee, in its sole discretion, may direct, provided that such method is selected for the purpose of recognizing the timing of contributions, distributions, forfeitures or other temporal events affecting the account values.  The “investment funds” shall consist of those mutual funds designated for the Savings Plan for Participant’s investment elections, or similar funds as the Plan Committee may designate.  The Plan Committee may, in its sole discretion, designate additional investment funds or terminate existing investment funds.  A Participant must make an investment election at such times and in such manner as required by the Plan Committee. The investment election shall designate the portion of the Participant’s Deferred Compensation Account which is to be treated as invested in each available investment fund.  A Participant’s investment election shall remain in effect until the Participant files a change in investment election with the Plan Committee (or its authorized delegate).  Unless otherwise provided by the Plan Committee, a Participant may change his investment election with respect to Participating Company contributions and amounts deferred following the change in investment election and, separately, with respect to the investment allocation of the Participant’s existing Deferred Compensation Account balances, as the Participant may elect.  A change in investment election must be made in such manner as prescribed by the Plan Committee.  A change in investment election will become effective as soon as administratively feasible following the Plan Committee’s (or its authorized delegate’s) receipt of the change in investment election.  If a Participant fails to make an investment election under the Plan, the Participant’s Deferred Compensation Account shall be deemed invested in such default investment fund as the Plan Committee may designate.  A Participant’s Deferred Compensation Account shall continue to be adjusted under this subsection 4.06(b) until completely distributed in accordance with the Participant’s election.

4.07                        Status of Invested Accounts.

Title to and beneficiary ownership of any assets, whether cash or investments, which the Participating Company may earmark to pay the contingent deferred compensation hereunder, shall at all times remain in the Participating Company, and any Employee, Participant or designated beneficiary or beneficiaries of an Employee or Participant shall not have any property interest whatsoever in any specific assets of the Participating Company as further provided in Article 6 hereof.

4.08                        Vesting of Accounts.

A Participant shall be fully vested at all times in his or her Deferred Compensation Account, which includes amounts attributable to his or her Elective Deferrals, Excess Contributions, Excess Matching Contributions, Excess Safe Harbor Nonelective Contributions, and Excess Discretionary Nonelective Contributions.

4.09                        Time and Form of Payment Elections.

When completing his Compensation Deferral Agreement for a Compensation Deferral Period (or remainder of a Compensation Deferral Period in the case of certain new Participants), each Participant shall elect that distribution of his Deferred Compensation Account attributable to Elective Deferral Amounts, Excess Contribution Amounts, Excess Matching Contribution Amounts, Excess Safe Harbor Nonelective Contribution Amounts, and Excess Discretionary Nonelective Contribution Amounts for such Compensation Deferral Period (as adjusted for deemed earnings and losses thereon pursuant to Section 4.06) be made or commence upon a fixed commencement date or Separation from Service in accordance with Article V.

4.10                        “Evergreen” Deferral Elections.

The Compensation Deferral Agreement may provide that such Compensation Deferral Agreement will continue in effect for each subsequent year or performance period in which the Participant continues to be eligible to participate in the Plan.  Such “evergreen” Compensation Deferral Agreements will become effective with respect to an item of Compensation on the date such election becomes irrevocable. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable.  A Participant whose Compensation Deferral Agreement is cancelled for any reason will be required to file a new Compensation Deferral Agreement under this Article 4 in order to recommence deferrals under the Plan.  Notwithstanding the foregoing, any election in effect for the Participant with respect to the immediately preceding Compensation Deferral Period that provides for a fixed commencement date shall not continue in effect for any subsequent Compensation Deferral Period unless affirmatively elected by the Participant for such Compensation Deferral Period.

ARTICLE 5

DISTRIBUTION OF DEFERRED COMPENSATION BENEFITS

5.01                        Distribution Commencement and Form.  When completing his Compensation Deferral Agreement for a Compensation Deferral Period (or remainder of a Compensation Deferral Period in the case of certain new Participants), each Participant shall be permitted, in accordance with such rules as the Plan Committee may establish from time to time, to elect a time or times of distribution and form of distribution in accordance with this Section 5.01 for his Deferred Compensation Account attributable to Elective Deferral Amounts, Excess Contribution Amounts, Excess Matching Contribution Amounts, Excess Safe Harbor Nonelective Contribution Amounts, and Excess Discretionary Nonelective Contribution Amounts for such Compensation Deferral Period (as adjusted for deemed earnings and losses thereon pursuant to Section 4.06).  Except as permitted by Section 5.02, a Participant’s distribution election is irrevocable with respect to such Compensation Deferral Period.

A Participant may revoke his or her distribution election or file a new distribution with respect to subsequent Compensation Deferral Periods (or as permitted by Section 5.02 of the Plan) with the Plan Committee (or its authorized delegate) at any time.

In the case of a Participant’s initial Compensation deferral election, the corresponding distribution election filed at the same time shall be given effect even if the Participant terminates employment or service within twelve (12) months of the filing.  A distribution election filed with the Plan Committee (or its authorized delegate) at the same time as the Participant’s initial deferral election shall be irrevocable for twelve (12) months.

If a Participant fails to make an election under Section 5.01(a) and/or 5.01(b) below, the Participant shall be deemed to have elected that payment for such Compensation Deferral Period be paid in a lump sum upon a Separation from Service under Section 5.01(a), except to the extent that an election from a prior Compensation Deferral Period continues in effect pursuant to Section 4.10.

(a)               Separation from Service.

(i)        A Participant may elect that distribution of all or a portion of the Participant’s applicable Deferred Compensation Account be made or commence upon a Participant’s Separation from Service.  The amount payable from the Participant’s Deferred Compensation Account shall be based on the value of such account as of the end of the month in which Separation from Service occurs or such later date as the Plan Committee, in its sole discretion, shall determine (to the extent such discretion would not cause a failure to comply with Code Section 409A).  Payment will be made or begin in the month following the month the Participant’s Separation from Service occurs, subject to Section 5.04 below.

(ii)                If a Participant elects Separation from Service pursuant to Section 5.01(a)(i) as his payment commencement date, the Participant shall receive his Deferred Compensation Account (or designated portion thereof) in a single lump sum, unless the Participant elects on his or her applicable Compensation Deferral Agreement to have such benefit paid in one of the following alternative forms of payment (i) substantially equal annual installments over a period of two (2) to fifteen (15) years, as elected by the Participant; or (ii) a lump sum payment of a percentage of the balance in the Deferred Compensation Account, with the balance paid in substantially equal annual installments over a period of two (2) to fifteen (15) years, as elected by the Participant.

(b)                                 Fixed Commencement Date.  A Participant may elect that distribution of all or a portion of the Participant’s applicable Deferred Compensation Account be made or commence as of a specified month that is at least three full calendar years from the Compensation Deferral Period.  The amount payable from the Participant’s Deferred Compensation Account shall be based on the value of such account as of the end of the month designated by the Participant, or such later date as the Plan Committee, in its sole discretion, shall determine (to the extent such discretion would not cause a failure to comply with Code Section 409A).  Payment will be made or begin in the month following the month designated by the Participant.

If a Participant elects a fixed commencement date as his payment commencement date, the Participant shall receive his Deferred Compensation Account (or designated portion thereof) in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement to have such benefit paid in substantially equal annual installments over a period of two (2) to five (5) years, as elected by the Participant.

Notwithstanding the foregoing, if the Participant incurs a Separation from Service for any reason other than death prior to the fixed commencement date elected by the Participant, the Participant’s Deferred Compensation Account will still be distributed in accordance with the schedule originally selected unless the Participant made an election in his Compensation Deferral Agreement to be paid in a lump sum upon an intervening Separation from Service, which shall be paid in accordance with Section 5.01(a).

Notwithstanding any election of a form of payment by the Participant, upon the occurrence of an intervening death or Change in Control before the fixed commencement date selected by the Participant (or before all installments being paid based on a fixed commencement date have been completed), the unpaid balance of the Participant’s Deferred Compensation Account shall be paid in accordance with the provisions of Section 5.01(d) or Section 5.01(e) below.

(c)                Disability.  Notwithstanding the foregoing, upon a determination by the Plan Committee that a Participant is Disabled, the Participant’s Deferred Compensation Account shall continue to subject to the payment election(s) the Participant made pursuant to Section 5.01(a) and/or (b), unless the Participant made an election in his Compensation Deferral Agreement to be paid in a lump sum upon Disability.  In the event of such lump sum election, the Participant’s Deferred Compensation Account shall be paid in accordance with Section 5.01(a) as if the Disability were a Separation from Service.

(d)               Death Benefit.  Notwithstanding the foregoing, in the event of the Participant’s death, the Participant’s designated beneficiary(ies) shall be entitled to a Death Benefit.  The Death Benefit shall be equal to the Participant’s Deferred Compensation Account.  The Death Benefit shall be based on the value of the Participant’s entire unpaid Deferred Compensation Account as of the end of the month in which death occurred or such later date as the Plan Committee, in its sole discretion, shall determine (to the extent such discretion would not cause a failure to comply with Code Section 409A), with payment made in a single lump sum as soon as administratively possible, but not later than ninety (90) days following the Participant’s death, provided that the Participant’s beneficiary shall not have the right to designate the taxable year of payment.

(e)                Change in Control Benefit.  Notwithstanding the foregoing, in the event of a Change in Control, the Participant shall be entitled to a Change in Control Benefit.  The Change in Control Benefit shall be equal to the Participant’s entire unpaid Deferred Compensation Account with payment in a single lump sum to be made upon such Change in Control or as soon as administratively possible thereafter.  A Participant or beneficiary receiving installment payments when a Change in Control occurs also will receive the remaining account balance upon a Change in Control.

(f)                 Unforeseeable Emergency Payments.  A Participant may petition the Plan Committee to make an immediate distribution from his or her Deferred Compensation Account in the event the Participant has incurred an Unforeseeable Emergency. Distributions will not be made to the extent the Unforeseeable Emergency can be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (but only to the extent that such liquidation would not itself cause a severe financial hardship) or by cessation of deferrals under the Plan. Payments for Unforeseeable Emergency under this Plan are limited to the amount necessary to relieve an Unforeseeable Emergency under Treas. Reg. Section 1.409A-3(i)(3). The Plan Committee shall determine whether the Participant has incurred an Unforeseeable Emergency and may, in its sole discretion, grant the immediate distribution of all or any portion of the Participant’s Deferred Compensation Account; provided, however, that such distribution shall not exceed the amount determined by the Plan Committee to be necessary to alleviate the Unforeseeable Emergency. Notwithstanding anything in this Plan to the contrary, if a Participant obtains a withdrawal due to an Unforeseeable Emergency, the Participant’s deferral election will be automatically terminated beginning with the first day of the next regularly scheduled payroll period. The amount of the Unforeseeable Emergency payment shall be subtracted first from the portion(s) of the Participant’s Deferred Compensation Account with the latest payment date(s).  Emergency payments shall be paid in a single lump sum within the ninety (90)-day period following the date the payment is approved by the Plan Committee.

(g)                Small Account Balances.  The Plan Committee may require that payment of the Participant’s entire Deferred Compensation Account be made in a single lump sum if upon the applicable Valuation Date for the payment date for the Participant’s Deferred Compensation Account, the value of such benefit is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant’s interest in the Plan.

(h)               Rules Applicable to Installment Payments.  If a payment schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date, and shall continue on each anniversary thereof until the number of specified installment payments has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the account balance as of the applicable Valuation Date and (b) equals the remaining number of installment payments.

For purposes of Article 5, installment payments, including installment payments that follow an initial lump sum payment of a percentage of the Deferred Compensation Account, the combination of which will be treated as a single series of installment payments, will be treated as a single form of payment. If a lump sum equal to less than 100% of the Deferred Compensation Account is paid, the payment commencement date for the installment form of payment will be the first anniversary of the payment of the lump sum.

5.02                        Change in Time and Form of Distribution.

(a)         In accordance with Section 5.01, the Participant shall make an election governing the time and form of distributions relative to amounts contributed to his Deferred Compensation Account prior to each Plan Year.

(b)         Any election by the Participant to change the time and/or form of any payment anticipated under terms of the initial election shall be made in accordance with Treas. Reg. Section 1.409A-2(b) and shall not take effect until at least twelve (12) months after the date the changed election is made; the first payment of amounts with respect to the subsequent election must be deferred for at least five (5) years from the date the payment of such amounts otherwise would have been made; and any subsequent election may not be made less than twelve (12) months prior to the date of the first scheduled payment of amounts to which it relates.

5.03                        Designation of Beneficiaries.

The Participant may designate in writing (on a form provided by the Plan Committee (or its authorized delegate) and delivered to the Plan Committee (or its authorized delegate) before his death) primary and contingent beneficiaries to receive any deferred compensation benefit payments which may be payable hereunder following the Participant’s death and the proportions in which such beneficiaries are to receive such payments.  The Participant may change such designation from time to time, and the last written designation delivered to the Plan Committee (or its authorized delegate) prior to the Participant’s death will control.  If the Participant fails to specifically designate such a beneficiary, or if no designated beneficiary survives the Participant, or if all designated beneficiaries who survive the Participant die before all payments are made, then the remaining payments shall be made to the Participant’s surviving spouse if such spouse is then living; if such spouse is not living (or the Participant does not have a spouse), then to the estate of the Participant.  The Plan Committee (or its authorized delegate) may determine the identity of such persons and shall incur no responsibility by reason of the payment of such interest in accordance with any such determination made in good faith.

5.04                        Required Delay in Payment to Key Employees.

If required under Code Section 409A (for example, the Company issues common stock publicly traded on an established securities market), a distribution made because of Separation from Service to a Participant who is a Key Employee as of the date of his Separation from Service shall not occur or commence before the date which is six months after the Separation of Service.  Any amounts to which a Participant would otherwise be entitled during the six-month delay required pursuant to this Section 5.04 shall be paid during the seventh month following the month of the Participant’s Separation from Service.  If benefits are to be paid in the form of installments, any subsequent installment payments will be paid on the anniversary of the date the initial installment was made.

For this purpose, a Participant who is a Key Employee on an Identification Date shall be treated as a Key Employee for the Identification Period immediately following such Identification Date.

5.05                        Acceleration/Delay of Payments.

At the sole discretion of the Company, the Company may accelerate the distribution of a Participant’s Deferred Compensation Account only in accordance with the provisions of Treas. Reg. Section 1.409A-3(j)(4). The Company may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).

5.06                        Payments Treated as Made on the Designated Payment Date.

Payments made on the payment date specified in the Plan, or on a later date within the same taxable year of the Participant or beneficiary, or, if later, by the fifteenth (15th) day of the third calendar month following the payment date specified in the Plan shall be treated as having been made on the payment date; provided, however, that the Participant or beneficiary is not permitted, directly or indirectly, to designate the taxable year of the payment.  In addition, payments made no earlier than thirty (30) days before the designated payment date will likewise be treated as having been made on the payment date so long as the Participant or beneficiary is not permitted, directly or indirectly, to designate the taxable year of the payment.  The foregoing shall be administered in compliance with the provisions of Treas. Reg. Section 1.409A-3(d), which regulation may authorize other instances in which payments made after the payment date shall be treated as having been made on the payment date.

5.07                        Withholding.

The Participating Company shall have the right to withhold from any payment due under the Plan any taxes required by law to be withheld in respect of such payment.

ARTICLE 6

FINANCING AND UNFUNDED STATUS

6.01                        Costs Borne by the Participating Companies.

The costs of administration of the Plan shall be borne by the Participating Companies.  However, the Plan Committee may elect in its discretion to charge some or all of the Plan costs to the Deferred Compensation Accounts of the Participants.

6.02                        Source of Benefit Payments and Medium of Financing the Plan.

Benefits payable under the Plan to any Participant shall be paid directly by the Participating Company that employs the Participant.  The Participating Company shall not be required to fund or otherwise segregate assets to be used for payment of benefits under the Plan.  While the Participating Company may, in the discretion of the Plan Committee, make investments in the funds designated by the Plan Committee as investment funds in amounts equal or unequal to Participants’ Deferred Compensation Accounts hereunder, the Participating Company shall not be under any obligation to make such investments and any such investment shall remain an asset of the Participating Company subject to the claims of its general creditors.  Notwithstanding the foregoing, the Participating Company, in the discretion of the Plan Committee, may maintain one or more grantor trusts (“trust”) to hold assets to be used for payment of benefits under the Plan.  The assets of the trust with respect to benefits payable to the employees of each Participating Company shall remain the assets of such Participating Company subject to the claims of its general creditors.  Any payments by a trust of benefits provided to a Participant under the Plan shall be considered payment by the Participating Company and shall discharge the Participating Company of any further liability under the Plan for such payments.

6.03                        Unfunded Status.

This Plan is intended to be unfunded for purposes of both ERISA and the Code.  Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Companies, or a trust described in Section 6.02.  No Participant or beneficiary shall have any right, title or interest whatsoever in assets of the Participating Companies.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Companies and any Employee, Non-Employee Director, or beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Company.

ARTICLE 7

ADMINISTRATION

7.01                        General Administration.

The Compensation Committee of the Board may appoint a Plan Committee consisting of not less than three (3) persons to administer the Plan.  If the Compensation Committee of the Board does not appoint a Plan Committee, the Compensation Committee of the Board shall administer the Plan and all references to the Plan Committee shall mean the Compensation Committee of the Board.  Any member of the Plan Committee may at any time be removed, with or without cause, and his successor appointed by the Compensation Committee of the Board, and any vacancy caused by death, resignation or other reason shall be filled by the Compensation Committee of the Board.  The Plan Committee shall be the plan administrator of the Plan and in general shall be responsible for the management and administration of the Plan.  The Plan Committee shall have full power, discretion and authority to administer the Plan in all of its details (including establishing claims procedures and other rules), subject to applicable requirements of law.  The Plan Committee also shall have the discretionary authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan, to construe and interpret the Plan (which term includes for these purposes all related documents), and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of the Plan and its terms (including, without limitation, any of its terms that are uncertain, doubtful or disputed), as may arise in connection with the Plan.  No member of the Plan Committee who is an Employee of the Participating Companies shall receive compensation for his services to the Plan.  The Plan Committee shall have such duties and powers as may be necessary to discharge its duties under this Plan.

The fiscal records of the Plan shall be maintained on the basis of the Plan Year.

7.02                        Plan Committee Procedures.

The Plan Committee may act at a meeting or in writing without a meeting.  The Plan Committee may adopt such by-laws and regulations as it deems desirable for the conduct of its affairs.  All decisions shall be made by majority vote.  No member of the Plan Committee who is at any time a Participant in this Plan shall vote in a decision of the Plan Committee (whether in a meeting or by written action) made specifically and uniquely with respect to such member of the Plan Committee or the amount, payment, timing, form or other aspect of the benefits of such Plan Committee member under this Plan.

7.03                        Facility of Payment.

Whenever, in the Plan Committee’s opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Plan Committee may direct payments to such person or to his legal representative or to a relative or friend of such person for his benefit, or the Plan Committee may direct the payment for the benefit of such person in such manner as the Plan Committee considers advisable.  Any payment of a benefit or installment thereof in accordance with the provisions of this Section shall completely discharge the Plan Committee, the Compensation Committee, the Plan and the Participating Companies from any liability for the making of such payment under the provisions of the Plan.

7.04                        Indemnification of Plan Committee Members.

The Participating Companies shall indemnify and hold harmless each member of the Plan Committee against any and all liability, claims, damages and expense (including all expenses reasonably incurred in his defense in the event that the Participating Companies fail to provide such defense upon his written request) which the Plan Committee member may incur while acting in good faith in the administration of the Plan.

7.05                        Claims Procedure.

Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Plan Committee.  The Plan Committee shall make all determinations in its sole discretion as to the right of any Participant to a benefit under the Plan.  The claimant may designate an authorized representative by written notice to the Plan Committee.  Any denial by the Plan Committee of a claim for benefits under the Plan by a claimant shall be stated in writing (which for purposes of the Plan, including this Section 7.05, includes electronic notification in accordance with applicable Department of Labor regulations) by the Plan Committee and delivered or mailed to the claimant (and/or his authorized representative) within a reasonable period of time but not later than ninety (90) days after the receipt by the Plan Committee of his claim, unless special circumstances require an extension of time for processing the claim.  If such an extension is required, written notice thereof shall be provided to the claimant before the end of this ninety (90) day period which shall indicate the special circumstances requiring the extension and the date by which the Plan Committee expects to render a decision.  In no event shall the extension exceed ninety (90) days from the end of the initial ninety (90) day period.

If a claim for benefits under the Plan is wholly or partially denied, the Plan Committee shall notify the claimant (and/or his authorized representative) of the denial of the claim in writing, delivered in person or mailed by first class mail to the claimant’s last known address.  Such notice of denial shall contain:

(a)              the specific reason or reasons for denial of the claim;

(b)              a reference to the relevant Plan provisions upon which the denial is based;

(c)               a description of any additional material or information necessary for the claimant to perfect the claim, together with an explanation of why such material or information is necessary; and

(d)              an explanation of the Plan’s claim review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

In the case of an adverse determination with respect to a Disability claim, if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, the notice shall also include either the specific rule, guideline, protocol, or other similar criterion; or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the claimant upon request.

Any claimant or authorized representative of the claimant whose claims for benefits under the Plan has been denied, in whole or in part, may upon written notice delivered to the Plan Committee request a review of such denial of benefits.  Such claimant shall have sixty (60) days from the date the claim is deemed denied, or sixty (60) days from receipt of the notice denying the claim, as the case may be, in which to request such a review.  The claimant’s notice must specify the relief requested and the reason the claimant believes the denial should be reversed.  In pursuing his appeal, the claimant will be permitted to submit written comments, documents, records, or other relevant information relating to his claim.  In addition, the claimant will be provided, upon receipt and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his claim.

The Plan Committee will conduct the review of any appeal.  This review will take into account all information submitted by the claimant regarding his claim, regardless of whether or not such information was submitted or considered in the initial decision.  A decision regarding such review will be made within a reasonable period of time but not later than sixty (60) days after receipt of the claimant’s appeal, unless special circumstances require an extension of time for processing the claim.  If such an extension is required, written notice thereof shall be provided to the claimant before the end of this sixty (60) day period which shall indicate the special circumstances requiring the extension and the date by which the Plan Committee expects to render the final decision.  In no event shall the extension exceed sixty (60) days from the end of the initial sixty (60) day period.

If the claimant’s appeal is denied in whole or in part, the claimant will receive a written notification of the denial which will include:  (i) the specific reasons for the denial, (ii) reference to the specific Plan provisions upon which the denial was based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and (iv) a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

In the case of an adverse determination with respect to a Disability appeal, if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, the notice shall include either the specific rule, guideline, protocol, or other similar criterion; or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the claimant upon request.

The interpretations, determinations, and decisions of the Plan Committee shall be final and binding upon all persons with respect to any right, benefit and privilege hereunder, subject to the review procedures set forth in this Section 7.05.

Notwithstanding the foregoing, any review of an appeal of a determination with respect to a claimant’s Disability must meet the following standards: (1) the review shall not afford deference to the initial adverse determination; (2) the review shall be conducted by an appropriate person who is neither the party who made the initial adverse benefit determination that is the subject of the appeal nor a subordinate of such party; (3) the review shall provide for the appropriate person to consult with health care professionals with appropriate training and experience in the field of medicine involved in the medical judgment in deciding the appeal of an adverse benefit determination that is based in whole or in part on a medical judgment; (4) the review shall provide that any health care professional engaged for purposes of making determinations under clause (3) above shall be an individual who was not an individual consulted in the initial adverse benefit determination that is the subject of the appeal nor a subordinate of such party; (5) the claimant shall have one-hundred eighty (180) days to request a review of the initial adverse benefit determination; and (6) the review shall provide for the identification of the medical or vocational experts whose advice was obtained in connection with the claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the determination.  Furthermore, the ninety (90) day period described in these procedures regarding the time period during which the Plan Committee will make its initial decision regarding a claim shall be reduced to forty-five (45) days in the case of a claim of the claimant’s Disability.  This forty-five (45) day period may be extended by thirty (30) days if the Plan Committee determines the extension is necessary due to circumstances outside the control of the Plan and the claimant is notified prior to the end of the forty-five (45) day period.  If prior to the end of the thirty (30) day extension period, the Plan Committee determines that additional time is necessary, the period may be extended for a second thirty (30) day period, provided the claimant is notified prior to the end of the first thirty (30) day extension period and such notice specifies the circumstances requiring the extension and the date as of which the Plan expects to render a decision.  In addition, the sixty (60) day period described in these procedures regarding the time period during which the Board will make its decision regarding a claimant’s appeal shall be reduced to forty-five (45) days with respect to the appeal of the denial of the claimant’s claim of Disability.  The forty-five (45) day period may be extended by an additional forty-five (45) days if the Board determines the extension is necessary due to circumstances outside the control of the Plan, and the claimant is notified prior to the end of the initial forty-five (45) day period.

A claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies.  No legal action may be filed more than one (1) year following the final adverse determination.

ARTICLE 8

PARTICIPATING COMPANY PARTICIPATION

8.01                        Adoption of Plan.

Any subsidiary or affiliate of the Company may, by designation of or with the consent of the Company and under such terms and conditions as the Plan Committee may prescribe, become a Participating Company with respect to the Plan.  The Compensation Committee of the Board may amend the Plan as necessary or desirable to reflect the adoption of the Plan by a Participating Company, provided however, that a Participating Company shall not have the authority to amend or terminate the Plan under Article 9.

8.02                        Participating Company Accounting.

If a trust is established pursuant to Section 6.02, the Plan Committee (or its authorized delegate) shall maintain a bookkeeping account in the name of each Participating Company which, pursuant to rules established by the Plan Committee, will reflect:

(a)              deposits made by that Participating Company to the trust;

(b)              income, losses, and appreciation or depreciation in the value of trust assets resulting from investment of the trust to the extent such items are attributable to such Participating Company’s deposits;

(c)               payments made from the trust to Participants employed or formerly employed by that Participating Company (or to their beneficiaries) in the form of benefits payable to them under the Plan, or to its creditors; and

(d)              any other amounts charged to that Participating Company’s account, including its share of compensation and expenses.

8.03                        Withdrawal from the Plan by Participating Company.

Any such Participating Company shall have the right, at any time, upon the approval of and under such conditions as may be provided by the Plan Committee, to withdraw from the Plan by delivering to the Plan Committee written notice of its election to withdraw.  Upon receipt of such notice by the Plan Committee, the portion of the Deferred Compensation Account of Participants and beneficiaries attributable to amounts deferred while the Participants were Employees of such withdrawing Participating Company, plus any net earnings, gains and losses on such amounts, shall be segregated from the trust at the direction of the Plan Committee in cash at such time or times as the Plan Committee, in its sole discretion, may deem to be in the best interest of such Employees and their beneficiaries.  To the extent the amounts held in the trust for the benefit of such Participants and beneficiaries are not sufficient to satisfy the Participating Company’s obligation to such Participants and their beneficiaries accrued on account of their employment with the Participating Company, the remaining amount necessary to satisfy such obligation shall be an obligation of the Participating Company, and the Company and the other Participating Companies shall have no further obligation to such Participants and beneficiaries with respect to such amounts.

If as a result of a corporate transaction, the withdrawing Participating Company is no longer a member of the same controlled group of employers with the Company as defined in Code Section 414(b) or 414(c), then after the Participant Deferred Compensation Accounts of Employees of the withdrawing Participating Company are segregated, that Participating Company may establish a separate plan, and it may maintain that separate plan or terminate that plan consistent with Section 9.02 and Code Section 409A and the Treasury Regulations thereunder.

ARTICLE 9

AMENDMENT AND TERMINATION OF PLAN

9.01                        Power to Amend.

The Plan may be amended by the Compensation Committee of the Board at any time, but no such amendment or modification shall deprive any current or former Participant or beneficiary of all or any portion of his Deferred Compensation Account that had accrued prior to the amendment.  Such amendment shall be in writing and authorized by the Compensation Committee of the Board.  Notwithstanding the foregoing, the Compensation Committee of the Board may amend this Plan in any manner that it deems necessary to comply with Code Section 409A or Department of the Treasury guidance published with respect thereto.

9.02                        Power to Terminate.

The Plan may be terminated by the Compensation Committee of the Board in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix), which generally provides (all references in this Section 9.02 to the Company shall include the Participating Companies to the extent applicable):

(a)              The Compensation Committee of the Board may terminate the Plan at its sole discretion, provided that:

(i)                      All arrangements sponsored by the Company that would be aggregated with this Plan under Treas. Reg. Section 1.409A-1(c)(2) are terminated with respect to all Participants;

(ii)                   No payments will be made, other than those otherwise payable under the terms of the Plan absent a Plan termination, within twelve (12) months of the termination of the Plan;

(iii)                All payments will be made within twenty-four (24) months of such termination;

(iv)               The Company does not adopt a new arrangement that would be aggregated with any terminated arrangement under Code Section 409A and the regulations thereunder at any time within the three (3) year period following the date of termination of the Plan, and

(v)                  The termination does not occur proximate to a downturn in the financial health of the Company.

(b)              The Compensation Committee of the Board, at its discretion, may terminate the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that amounts deferred under the Plan are included in the gross income of

Participants in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):

(i)                      The calendar year in which the Plan termination occurs;

(ii)                   The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii)                The first calendar year in which the payment is administratively practicable.

(c)               The Compensation Committee of the Board, at its discretion, may terminate the Plan pursuant to irrevocable action taken by the Compensation Committee of the Board within the thirty (30) days preceding or the twelve (12) months following a Change in Control, provided:

(i)                      All agreements, methods, programs and other arrangements sponsored by the Company (or its successor) immediately after the Change in Control which are treated as a single plan under Treas. Reg. Section 1.409A-1(c)(2) are also terminated and liquidated with respect to each Participant that experienced the Change in Control event;

(ii)                   All payments to Participants are made within twelve (12) months of the date of Plan termination; and

(iii)              All Participants under the other terminated similar arrangements described in clause (i) are required to receive all amounts of deferred compensation within twelve (12) months of the action taken by the Company (or its successor) to terminate such arrangements.

(d)              The Compensation Committee of the Board may amend the Plan to provide that termination of the Plan will occur under such conditions and events as may be prescribed by the Secretary of the Treasury in generally applicable guidance published in the Internal Revenue Bulletin.

A Plan termination shall not reduce the amounts credited to the Deferred Compensation Account of any Participant or the vesting of any Participant, determined as of the date of such termination.  Such termination shall be in writing and authorized by the Compensation Committee of the Board.

9.03                        No Liability for Plan Amendment or Termination.

Neither the Company, nor any officer, nor any Board member thereof shall have any liability as a result of the amendment or termination of the Plan.  Without limiting the generality of the foregoing, the Company shall have no liability for terminating the Plan notwithstanding the fact that a Participant may have expected to have future allocations made on Participant’s behalf hereunder had the Plan remained in effect.

ARTICLE 10

GENERAL PROVISIONS

10.01                 Limitation of Rights.

Neither the establishment of this Plan nor any amendment thereof, nor the payment of any benefits, will be construed as giving to any Employee, Participant, beneficiary, or other person any legal or equitable right against the Participating Companies, except as provided herein.  Neither the establishment of this Plan nor any amendment thereof, nor the payment of benefits, nor any action taken with respect to this Plan shall confer upon any person the right to be continued in the employment or service of the Participating Companies or their subsidiaries or affiliates.  The Participating Companies make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiary resulting from a deferral of income pursuant to the Plan.

10.02                 No Assignment or Alienation of Benefits.

The rights of a Participant, former Participant, beneficiary or any other person to payment of benefits under this Plan shall not be assigned, transferred, anticipated, conveyed, pledged or encumbered except by will or the laws of descent or distribution; nor shall any such right be in any manner subject to levy, attachment, execution, garnishment or any other seizure under legal, equitable or other process for payment of any debts, judgments, alimony, or separate maintenance, or reached or transferred by operation of law in the event of bankruptcy, insolvency or otherwise.  Provided, however, that a Participant shall have the right to designate in writing and in accordance with the provisions of Section 5.03 hereof primary and contingent beneficiaries to receive benefit payments subsequent to the death of the Participant.

10.03                 Successors.

(a)               The provisions of this Plan shall be binding upon and inure to the benefit of the Participating Companies, their successors, and assigns, and each Participant and his heirs, executors, administrators and legal representatives.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the assets of a Participating Company, and successors of any such company or other business entity.

(b)               The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transaction affecting a Participating Company without the consent of the Participants.

10.04                 Governing Law.

The provisions of this Plan shall be interpreted and construed according to the laws of the State of North Carolina to the extent not preempted by ERISA.  The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to) the Plan shall be exclusively in the courts of the State of North Carolina,

County of Mecklenburg, including the Federal courts located therein (should Federal jurisdiction exist).

10.05                 Headings.

The headings and subheadings of articles and sections are included solely for convenience of reference, and if there be any conflict between such headings and the text of the Plan, then the text of the Plan shall control.

10.06                 Gender and Number.

Whenever any words are used herein in the masculine, feminine or neutral gender, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.

10.07                 Severability of Provisions.

The provisions of this Plan are severable, and should any provision be ruled illegal, unenforceable or void, all other provisions not so ruled shall remain in full force and effect.

10.08                 Code Section 409A.

The Plan is intended to comply with the requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, as in effect from time to time. To the extent a provision of the Plan is contrary to or fails to address the requirements of Code Section 409A and related Treasury Regulations, the Plan shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable Treasury Regulations until the Plan is appropriately amended to comply with such requirements.

IN WITNESS WHEREOF, the Company has caused this Plan to be duly executed for and on behalf of the Company by its duly authorized officer on this the 28th day of December, 2012.

POLYPORE INTERNATIONAL, INC.

By:	/s/ Christopher J. McKee

Title: Assistant Secretary